Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact: James H. Perry

Vice President and Chief Financial Officer
(410) 628-8786

UNITED INDUSTRIAL INCOME FROM CONTINUING OPERATIONS INCREASED 73% IN 2004 ON REVENUE GROWTH OF 24%

HUNT VALLEY, MD, March 16, 2005 — United Industrial Corporation (NYSE: UIC) (the “Company”) today reported its financial results for the fourth quarter and the year ended December 31, 2004. Net sales and income from continuing operations include the results of the Company’s Defense and Energy segments. The Defense segment, which operates through AAI Corporation and its subsidiaries (“AAI”), a wholly-owned subsidiary of the Company, has four product lines consisting of Unmanned Aerial Vehicles (“UAV”), Engineering and Logistics Services ("Services"), Test and Training Systems, and Advanced Programs. The Energy segment is conducted through Detroit Stoker Company, a wholly-owned subsidiary of the Company. Results from the Company’s remaining Transportation operations are reported as discontinued operations.

Financial Results for the Fourth Quarter of 2004

Net sales from continuing operations for the three months ended December 31, 2004 increased 14.4% to $95.2 million compared to $83.2 million for the three months ended December 31, 2003. Income from continuing operations for the fourth quarter of 2004 decreased $3.2 million to $3.3 million, or $0.26 per diluted share, compared to $6.5 million, or $0.47 per diluted share, for the fourth quarter of 2003.

In connection with previously announced strategic initiatives to enhance shareholder value for the long run, the Company incurred, during the fourth quarter of 2004, pre-tax charges of $3.8 million for several special items as well as higher selling and administrative, and interest expenses. The special items included restructuring charges of $2.9 million related to operations in both the Defense and Energy segments and an asset impairment charge of $0.9 million in the Defense segment. In the fourth quarter of 2003, the Company’s results included a charge of approximately $0.4 million to close and relocate its corporate headquarters from New York City to Hunt Valley, Maryland.

In addition, during the fourth quarter of 2004, the Defense segment reported $0.7 million less in award fee revenue and pre-tax income than during the fourth quarter of 2003 due to the timing of the recognition of a certain award fee. During the fourth quarter of 2004, other selling and administrative expenses also increased $5.5 million primarily due to the timing of these costs, and interest expense increased $1.3 million as a result of the Company’s issuance of 3.75% Convertible Senior Notes in September 2004.

Excluding the restructuring and asset impairment charges in the fourth quarter of 2004 and the New York office closure costs in the fourth quarter of 2003, income from continuing operations would have been $5.7 million, or $0.45 per diluted share, in 2004 and $6.7 million, or $0.49 per diluted share, in 2003.

Income from discontinued operations in the fourth quarter of 2004 was $1.6 million, or $0.13 per diluted share, compared to a loss in the fourth quarter of 2003 of ($1.9 million), or ($0.14) per diluted share.

Net income in the fourth quarter of 2004 increased to $4.9 million, or $0.39 per diluted share, compared to $4.5 million, or $0.33 per diluted share, for the fourth quarter of 2003.

Fourth Quarter 2004 Results By Operating Segment - Continuing Operations

Net sales for the Defense segment in the fourth quarter of 2004 increased 16.1% to $88.6 million compared to $76.3 million for the fourth quarter of 2003. Pre-tax income from the Defense segment decreased $2.2 million to $8.0 million compared to $10.2 million for the fourth quarter of 2003.

The Defense segment’s pre-tax results in the fourth quarter of 2004 included $0.9 million of restructuring charges for the Company’s fluid test systems product area, as more fully discussed under “Initiatives to Enhance Shareholder Value” below, and a $0.9 million impairment charge related to certain assets of Services’ commercial firefighting training facility.

Excluding the restructuring and asset impairment charges in the fourth quarter of 2004, pre-tax earnings in the Defense segment would have been $9.8 million compared to $10.2 million in the fourth quarter of 2003.

The Defense segment’s results in the fourth quarter of 2004 also included $0.8 million of award fee revenue and pre-tax income related to the Company’s C-17 Maintenance Training Systems program compared to $1.5 million during the fourth quarter of 2003. In 2004, the Company began accruing award fees for this program because historical performance provided a reasonable basis to estimate revenue and income, which resulted in the income being recognized throughout the year. In 2003, the award fee revenue and pre-tax income was recorded upon notification of the award.

Selling and administrative expenses in the Defense segment increased $5.5 million during the fourth quarter of 2004 compared to the same period in 2003. This increase was primarily due to the timing of such costs in 2004, and included $1.4 million higher research and development expenses due to projects initiated in the second half of 2004, $1.8 million higher bid and proposal/marketing costs due to several large program opportunities in the UAV and Services product lines in the fourth quarter of 2004, $1.0 million higher legal and consulting fees primarily incurred for general corporate matters, $0.3 million of professional fees for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and other net increases of approximately $1.0 million.

Net sales for the Energy segment in the fourth quarter of 2004 were $6.6 million, a decrease of $0.3 million, or 4.3%, from the fourth quarter of 2003. The Energy segment’s pre-tax loss from operations in the fourth quarter of 2004 was ($2.1 million) compared to pre-tax income of $0.9 million for the fourth quarter of 2003. This decrease in the Energy segment’s results for the fourth quarter of 2004 included a $2.0 million pre-tax pension plan curtailment charge, as more fully discussed in “Initiatives to Enhance Shareholder Value” below, a pre-tax charge of $0.5 million related to maintaining a ten-year estimate of its asbestos liability, and lower product margins due to product mix and competitive pricing pressures.

Operating Highlights

“We were extremely pleased with the strong performance of our core Defense segment and our results for the full year,” said Frederick M. Strader, the Company’s President and Chief Executive Officer. “Our Shadow 200 Tactical Unmanned Aerial Vehicle (“TUAV”) program for the U.S. Army continued to lead the Company’s performance through the end of 2004. In 2005, we expect to continue the solid performance of our TUAV program with the U.S. Army. Also, we are continuing to focus our efforts on the profitability and growth of our core Defense segment, including evaluating select acquisitions, and implementing our restructuring plans to reduce operating costs and streamline operations at Detroit Stoker and in the fluid test systems product area. Although the fourth quarter of 2004 was unfavorably impacted by $3.8 million of special charges, we expect the related actions to yield future benefits,” Strader concluded.

During the fourth quarter of 2004, the Company’s UAV product line received its third consecutive full-rate production contract for $71.9 million from the U.S. Army for eight Shadow 200 TUAV systems, including ground control stations, maintenance equipment and spare components, to be delivered over the next twenty months. The Company’s UAV business was also awarded $23.4 million of additional contracts in the fourth quarter of 2004 for ongoing logistical support of TUAV systems deployed in Operation Iraqi Freedom. Including these awards, funded backlog for the UAV product line at December 31, 2004 was approximately $233.9 million.

In the fourth quarter, the Services product line expanded its offerings with a $1.5 million award to begin transition activities under a new contract with a potential value, subject to further funding, of $160.0 million over the next five years to provide logistical support for joint service biological detection systems at more than 50 U.S. facilities throughout the U.S., Middle East, Europe and Asia. The Services product line also received a $5.2 million contract award in the fourth quarter for the T-45 Ground Based Training System. The funded backlog for the Services product line at December 31, 2004 was $58.8 million.

Test and Training Systems had a funded backlog of $25.0 million at December 31, 2004, primarily related to its Joint Service Electronic Combat Systems Tester program. Contract deliveries are expected to extend through the fourth quarter of 2005. In the fourth quarter of 2004, Test and Training Systems also received a $2.9 million contract from the U.S. Navy for Advanced Boresight Equipment (“ABE”) to be used across several aircraft platforms. Contract options can be exercised through 2009, with a potential value of approximately $25.0 million.

In Advanced Programs during the fourth quarter, AAI was awarded a contract from Applied GEO Technologies, Inc., a company chartered by the Mississippi Band of Choctaw Indians, to support the design and development of aviation-related ground support equipment for the U.S. Army. AAI’s initial contract is worth $0.4 million, but is expected to grow to approximately $14.0 million, subject to further funding.

Financial Results for the Year Ended December 31, 2004

Net sales from continuing operations for the year ended December 31, 2004 increased 23.8% to $385.1 million compared to $310.9 million for the year ended December 31, 2003. Income from continuing operations in 2004 increased 72.8% to $26.1 million, or $1.94 per diluted share, compared to $15.1 million, or $1.10 per diluted share, for 2003. The calculation of diluted earnings per share in 2004 included 894,000 potential dilutive shares for the required assumed conversion of the Company’s 3.75% Convertible Senior Notes issued on September 15, 2004.

Net sales for the Defense segment increased $72.6 million primarily due to an increase in production of TUAV systems as well as support for delivered and deployed TUAV systems. Higher sales volume of $14.2 million for the C-17 Maintenance Training System program also contributed to the increase in net sales in 2004 for the Defense segment. Sales in the Energy segment increased $1.5 million.

Income from continuing operations before income taxes increased $16.4 million primarily due to the higher sales volume generated by the Defense segment and improved performance in the TUAV production program. These favorable items were partially offset by the $3.8 million of restructuring and asset impairment charges incurred in the fourth quarter of 2004, as discussed above. Also, in 2004 the Defense segment recorded a charge of approximately $0.8 million related to the discovery and correction of the cumulative effect of overstated revenues and related unbilled accounts receivable that occurred in prior periods. In 2003, pre-tax income from continuing operations included $0.9 million of New York office relocation costs.

Excluding the restructuring, asset impairment, and revenue adjustment charges in 2004 and the New York office relocation costs in 2003, income from continuing operations would have been $29.0 million, or $2.15 per diluted share, in 2004 compared to $15.7 million, or $1.14 per diluted share, in 2003.

In addition, excluding the restructuring charge in the Energy segment discussed above, selling and administrative expenses increased $4.7 million primarily due to increased research and development, bid and proposal, legal and consulting and other expenses associated with the general volume increase in the Defense segment.

Income from the Company’s discontinued operations for the year ended December 31, 2004 was $0.7 million, or $0.05 per diluted share, compared to a loss of ($20.9 million), or ($1.53) per diluted share, for the year ended December 31, 2003.

Net income for the year ended December 31, 2004 increased to $26.8 million, or $1.99 per diluted share, compared to a net loss of ($5.8 million), or ($0.43) per diluted share, for the year ended December 31, 2003.

Financial Results for Discontinued Operations

Income from the Company’s discontinued operations for the fourth quarter of 2004 was $1.6 million, or $0.13 per diluted share, compared to a loss of ($1.9 million), or ($0.14) per diluted share, in the fourth quarter of 2003. During 2004, Electric Transit, Inc. (“ETI”), an entity owned 35% by AAI, was able to favorably resolve certain operational challenges associated with its last remaining program. Consequently, AAI recorded 100%, or $1.5 million, net of tax, of ETI’s results due to the recording of 100% of ETI’s losses in recent prior years. Partially offsetting this income was $0.8 million of net expenses to wind down discontinued operations. These net expenses included $2.9 million of general and administrative expenses and other charges, including $1.5 million of professional fees primarily related to a certain litigation matter involving a recovery claim initiated by the Company, partially offset by $2.1 million related to the favorable resolution of certain matters previously reserved.

Income from the Company’s discontinued operations for the year ended December 31, 2004 was $0.7 million, or $0.05 per diluted share, compared to a loss of ($20.9 million), or ($1.53) per diluted share, for the year ended December 31, 2003. The loss in the prior year was primarily related to the completion of ETI’s last remaining production contract.

Bookings and Funded Backlog

The Company received $152.5 million of new awards during the fourth quarter of 2004, an increase of $34.5 million, or 29.2%, compared to the corresponding fourth quarter of 2003, including $71.9 million for AAI’s third consecutive full-rate production contract from the U.S. Army for Shadow TUAV systems. For the year ended December 31, 2004, the Company was awarded $449.8 million of new contracts, which was $117.1 million, or 35.2%, more than in 2003. Funded backlog for the Company’s continuing operations was $387.9 million at December 31, 2004, an increase of $64.7 million, or 20.0%, from December 31, 2003.

Initiatives to Enhance Shareholder Value

In accordance with its initiatives to enhance shareholder value, the Company is continuing to focus its efforts on the profitability and growth of its core Defense product lines, including evaluating select acquisitions to grow its Defense segment, seeking to maximize operating efficiencies, and exploring the sale of non-core assets.

In October 2003, Imperial Capital LLC was engaged to assist the Company in exploring strategic alternatives for Detroit Stoker, including a potential sale. This process is ongoing and no assurances can be given regarding whether Detroit Stoker will be sold or the timing or proceeds from any such sale.

On April 15, 2004, the Company entered into an agreement to sell undeveloped property adjacent to its headquarters for $8.1 million, or $7.6 million net of selling expenses and closing costs. This transaction closed in January 2005. The Company will recognize a pre-tax gain on this sale in the first quarter of 2005 of approximately $7.2 million ($4.7 million after tax). The net proceeds from this sale will be reinvested in a new facility that we purchased in the first quarter of 2005 in South Carolina to support growth in the Services product line. The Company expects to treat these transactions as a like-kind exchange pursuant to Internal Revenue Code provisions and defer the taxable gain on the sale.

Additionally, during the fourth quarter of 2004, the Company’s management finalized plans to restructure certain operations. Detroit Stoker finalized a plan to streamline its operations, and accordingly most of the manufacturing operations performed at Detroit Stoker’s facilities will be outsourced to lower-cost producers. As a result of the related reduction in Detroit Stoker’s workforce, Detroit Stoker recognized a curtailment charge, related primarily to one of its pension benefit plans, of approximately $2.0 million in the fourth quarter of 2004, which was included in selling and administrative expenses. Other costs associated with Detroit Stoker’s restructuring plan that are estimated to be approximately $0.7 million will be paid and charged to operations in 2005 as the liabilities are incurred.

The Company also established a plan to reorganize the operations of the fluid test systems product area in the Defense segment in order to realize operating efficiencies. In the fourth quarter of 2004, the Company incurred approximately $0.9 million of related charges and expects to incur approximately $2.4 million of additional charges in 2005 to complete this restructuring.

Stock Buy-Back Program

On March 10, 2005, United Industrial’s Board of Directors authorized a new stock purchase plan for up to $25.0 million. As of December 31, 2004, the Company had $3.5 million available for purchases under the previous plan, which was unused and expired on March 15, 2005. Since inception of the initial stock purchase plan authorized in November 2003, the Company has purchased a total of 917,700 shares for $16.5 million, or an average of $18.00 per share.  In addition, the Company purchased 850,400 shares of its common stock for approximately $24.4 million, or $28.64 per share, using a portion of the net proceeds from the issuance of the 3.75% Convertible Senior Notes in September 2004.

Conference Call Webcast

The Company will hold a conference call Thursday, March 17, 2005, at 8:30 a.m. (ET), to discuss its financial results for the fourth quarter and full year of 2004. A live webcast of the call will be accessible for all interested parties on the Company’s website, www.unitedindustrial.com, in the Investor Relations section, or on www.streetevents.com. Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com or at www.streetevents.com.

United Industrial Corporation is a company focused on the design, production and support of defense systems. Its products include unmanned aerial vehicles, engineering and logistics services, and test and training systems. The Company also manufactures combustion equipment for biomass and refuse fuels.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management believes that providing Income from Continuing Operations Before Special Items, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company. Special items include significant charges or credits that are important to understanding the Company’s ongoing operations. The Company also discloses EBITDA (earnings before interest, taxes, depreciation, and amortization), which is likewise a non-GAAP measure. In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements. The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time. Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance. Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies. Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures. Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this document.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards. These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Basic earnings (loss) per share:
Income from continuing operations before special items	$0.47	$0.50	$2.27	$1.18
Special items:
Restructuring charges	(0.15)	—	(0.15)	—
Impairment of long-lived assets	(0.05)	—	(0.04)	—
Revenue adjustment	—	—	(0.04)	—
New York office closure costs	—	(0.02)	—	(0.04)
Income from continuing operations	0.27	0.48	2.04	1.14
Income (loss) from discontinued operations	0.13	(0.14)	0.06	(1.58)

Net income (loss)	$0.40	$0.34	$2.10	$(0.44)

Weighted average number of basic shares outstanding	12,216,000	13,402,000	12,772,000	13,219,000

Diluted earnings (loss) per share:
Income from continuing operations before special items	$0.45	$0.49	$2.15	$1.14
Special items:
Restructuring charges	(0.15)	—	(0.13)	—
Impairment of long-lived assets	(0.04)	—	(0.04)	—
Revenue adjustment	—	—	(0.04)	—
New York office closure costs	—	(0.02)	—	(0.04)
Income from continuing operations	0.26	0.47	1.94	1.10
Income (loss) from discontinued operations	0.13	(0.14)	0.05	(1.53)
Net income (loss)	$0.39	$0.33	$1.99	$(0.43)

Weighted average number of diluted shares outstanding	12,768,000	13,690,000	14,076,000	13,662,000

 UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$95,157	$83,195	$385,084	$310,947
Cost of sales	69,509	61,512	289,138	239,618
Gross profit	25,648	21,683	95,946	71,329
Selling and administrative expenses	18,568	11,117	53,414	46,688
Impairment of long-lived assets	861	—	861	—
Asbestos litigation expense	542	50	542	717
Other operating expenses, net	22	416	295	667
Total operating income	5,655	10,100	40,834	23,257
Non-operating income and (expense):
Interest income	550	379	831	463
Interest expense	(1,496)	(52)	(1,776)	(92)
Other (expense) income, net	(222)	(300)	13	(111)
	(1,168)	27	(932)	260
Income from continuing operations before income taxes	4,487	10,127	39,902	23,517
Provision for income taxes	1,174	3,654	13,800	8,411
Income from continuing operations	3,313	6,473	26,102	15,106
Income (loss) from discontinued operations, net of income taxes	1,637	(1,936)	698	(20,947)
Net income (loss)	4,950	4,537	26,800	(5,841)

Add (deduct) special items, net of tax:
Restructuring charges	1,858	—	1,858	—
Impairment of long-lived assets	560	—	560	—
Revenue adjustment	—	—	507	—
New York office closure costs	—	266	—	586
(Income) loss from discontinued operations	(1,637)	1,936	(698)	20,947
Net income before special items and discontinued operations	$5,731	$6,739	$29,027	$15,692

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales:

Defense	$88,551	$76,293	$355,061	$282,425
Energy	6,606	6,902	30,023	28,522
	$95,157	$83,195	$385,084	$310,947

Pretax income (loss) from continuing operations:

Defense	$8,010	$10,166	$41,202	$23,182
Energy	(2,106)	894	542	2,695
Other	(1,417)	(933)	(1,842)	(2,360)
	$4,487	$10,127	$39,902	$23,517

Bookings:

Defense	$146,289	$111,631	$417,376	$304,615
Energy	6,166	6,343	32,439	28,103
	$152,455	$117,974	$449,815	$332,718

			December 31,	December 31,
			2004	2003
Funded backlog:

Defense			$380,622	$318,307
Energy			7,296	4,880
			$387,918	$323,187

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES

NON-GAAP RESULTS BY OPERATING SEGMENT

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Non-GAAP income from continuing operations before tax - excluding special items:

Defense	$9,771	$10,166	$43,743	$23,182
Energy	(147)	894	2,501	2,695
Other	(1,417)	(524)	(1,842)	(1,459)
	8,207	10,536	44,402	24,418
Add (deduct) special items:
Defense:
Restructuring charges	(900)	—	(900)	—
Impairment of long-lived assets	(861)	—	(861)	—
Revenue adjustment	—	—	(780)	—
Energy:
Restructuring charges	(1,959)	—	(1,959)	—
Other:
New York office closure costs	—	(409)	—	(901)
GAAP income from continuing operations before tax	$4,487	$10,127	$39,902	$23,517

EBITDA (continuing operations):
Defense	$9,652	$11,172	$46,251	$26,573
Energy	(2,026)	992	861	3,084
Other	(496)	(855)	(419)	(1,096)
	7,130	11,309	46,693	28,561
Add (deduct):
Depreciation and amortization	(1,697)	(1,509)	(5,846)	(5,415)
Interest (expense) income, net	(946)	327	(945)	371
Provision for income taxes	(1,174)	(3,654)	(13,800)	(8,411)
Income from continuing operations	$3,313	$6,473	$26,102	$15,106

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES

NON-GAAP RESULTS BY OPERATING SEGMENT (CONTINUED)

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Free cash flow:

Cash provided by operating activities of continuing operations	$20,346	$13,494	$25,263	$40,835
Purchases of property and equipment	(6,764)	(2,000)	(9,628)	(6,213)
Cash used in discontinued operations	(702)	5,152	(4,753)	(7,946)

Free cash flow	$12,880	$16,646	$10,882	$26,676

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$80,679	$24,138
Securities pledged to creditors	124,626	—
Deposits and restricted cash	33,845	—
Trade receivables, net	46,658	33,377
Inventories	34,639	16,968
Prepaid expenses and other current assets	12,465	9,417
Assets of discontinued operations	13,545	5,089
Total current assets	346,457	88,989
Deferred income taxes	13,930	10,886
Other assets	11,953	7,710
Insurance receivable - asbestos litigation	20,343	20,317
Property and equipment, net	27,645	22,216
Total assets	$420,328	$150,118

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$958	$—
Payable under securities loan agreement	124,619	—
Accounts payable	21,664	10,117
Accrued employee compensation and taxes	13,706	11,920
Other current liabilities	14,942	9,787
Liabilities of discontinued operations	18,566	15,561
Total current liabilities	194,455	47,385
Long-term debt	122,000	—
Postretirement benefit obligation, other than pension	20,813	21,970
Minimum pension liability	17,513	6,755
Reserve for asbestos litigation	31,852	31,595
Other liabilities	2,129	1,466
Commitments and contingencies
Total liabilities	388,762	109,171
Shareholders’ Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized; 12,291,951 and 13,267,218 shares outstanding at December 31, 2004 and 2003, respectively (net of shares held in treasury)	14,374	14,374
Additional capital	84,296	88,125
Retained earnings (deficit)	3,499	(22,095)
Treasury stock, at cost, 2,082,197 and 1,106,930 shares at December 31, 2004 and 2003, respectively	(40,019)	(11,345)
Accumulated other comprehensive loss, net of tax	(30,584)	(28,112)
Total Shareholders’ Equity	31,566	40,947
Total liabilities and shareholders’ equity	$420,328	$150,118

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES

CONSOLIDATED CASH FLOWS

(Unaudited)

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$26,800	$(5,841)	$(39,077)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations, net of taxes	(698)	20,947	42,941
Depreciation and amortization	5,846	5,415	8,763
Provision for asbestos litigation	—	—	11,509
Pension expense	4,602	6,119	1,321
Curtailment charge for postretirement benefits	1,959	—	—
Impairment of long-lived assets	861	—	—
Deferred income taxes	1,132	(1,525)	(4,933)
Income tax refund	—	16,822	—
Other, net	116	(57)	(99)
Changes in operating assets and liabilities:
(Increase) decrease in trade receivables	(13,268)	4,311	87
(Increase) decrease in inventories	(17,671)	3,983	(4,763)
(Increase) decrease in prepaid expenses and other current assets	(1,743)	(1,309)	404
Increase (decrease) in accounts payable, accruals, and other current liabilities	17,763	(5,186)	6,223
Other long-term assets and liabilities, net	(436)	(2,844)	490
Net cash provided by operating activities from continuing operations	25,263	40,835	22,866
Net cash used in discontinued operations	(4,753)	(7,946)	(37,806)

Net cash provided by (used in) operating activities	20,510	32,889	(14,940)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,628)	(6,213)	(5,219)
Purchase of available-for-sale securities	(124,619)	—	—
Increase in amount due from investee of discontinued operations	—	(2,122)	(3,648)
Advances repaid by investee of discontinued operations	—	2,122	1,917
Dividend received from and advances repaid by investee	—	—	1,360
Cash advance received on pending property sale	150	—	—
Proceeds from sale of assets of discontinued operations	—	—	20,756

Net cash (used in) provided by investing activities	(134,097)	(6,213)	15,166

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net	115,624	—	—
Collateral received in securities lending transaction	124,619	—	—
Proceeds from exercise of stock options	4,580	5,178	1,825
Repayment of long-term debt	(915)	—	—
Purchases of treasury shares	(34,842)	(6,036)	—
Dividends paid	(5,093)	(5,315)	(3,912)
Increase in deposits and restricted cash	(33,845)	—	—

Net cash provided by (used in) financing activities	170,128	(6,173)	(2,087)

Increase (decrease) in cash and cash equivalents	56,541	20,503	(1,861)

Cash and cash equivalents at beginning of year	24,138	3,635	5,496

Cash and cash equivalents at end of year	$80,679	$24,138	$3,635